Exhibit 99.3

September 20, 2006

Mr. David B. White

c/o Main Street Trust, Inc.

100 West University Avenue

Champaign, Illinois  61820

Dear Mr. White:

As you know, Main Street Trust, Inc. (“Main Street”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Busey Corporation (“Busey”) with respect to the proposed transaction (the “Merger”) whereby Main Street will be merged with and into Busey.  Among the conditions of the Merger is that the three principal executives of Main Street, each of whom is a party to an employment agreement with Main Street, or its predecessors (the “Employment Agreement”), execute and deliver to Main Street and Busey a letter of understanding as described in Section 6.14 of the Merger Agreement.

Accordingly, in consideration for proceeding with the actions contemplated by the Merger Agreement, Main Street requests your signature below and subsequent delivery of this letter of understanding to Main Street, to evidence confirmation of your understanding of, and agreement that, immediately following (and contingent upon) consummation of the Merger (the “Effective Time”), your Employment Agreement shall be hereby amended in the following particulars:

(1)           Section 1(a) of the Employment Agreement shall be amended by adding the following sentence to the end thereof:

“As of the Effective Time (as set forth in that certain Agreement and Plan of Merger dated September 20, 2006 between First Busey Corporation and Main Street, Inc. (the ‘Merger Agreement’)), Dave shall be employed as the Executive Vice President and Chief Operating Officer of First Busey Corporation.”

(2)           Section 3(a) shall be amended by adding the following to the end of the existing paragraph:

“Notwithstanding the foregoing, as of the Effective Time, the term of this Agreement shall be automatically extended through and including the third (3rd) anniversary of the Effective Time, subject to termination in accordance with the provisions of this Section 3.”

(3)           Section 3(e) shall be amended by replacing the initial paragraph (immediately preceding subsection (i)), with the following:

“Following the Effective Time, Dave may terminate this Agreement and his employment hereunder for any reason at any time during the period commencing on the eighteen (18) month anniversary of the date of the

Merger, and ending on the thirty-six (36) month anniversary of the date of such Merger.  Notwithstanding the foregoing, Dave may terminate this Agreement and his employment hereunder for any reason within one (1) year after a Change of Control (excluding the Merger) occurs. Dave may effectuate termination under this Section 3(e) by delivering written notice of termination to BIF, or its successor, no less than thirty (30) days before the effective date of such termination.  After the thirty-six (36) month period following the Merger and/or one (1) year following a Change of Control, Dave may terminate this Agreement and his employment hereunder only in accordance with Sections 3(b) or (d).”

(4)           Section 3(f) shall be amended by adding the following sentence immediately before the final sentence of that subsection:

“Notwithstanding the foregoing, if during the period commencing on the date of the Merger and ending on the eighteen (18) month anniversary of such Merger, this Agreement and Dave’s employment hereunder are terminated pursuant to Section 3(f), Dave shall receive an amount equal to his Severance Payment as set forth in Section 3(h)(ii).”

(5)           Section 3(g) shall be amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, if Dave dies during the period commencing on the date of the Merger and ending on the eighteen (18) month anniversary of such Merger, Dave’s designated beneficiary, or absent such a designation, the executor or administrator of his estate shall receive an amount equal to his Severance Payment as set forth in Section 3(h)(ii).”

(6)           Section 3(h)(ii) shall be amended by replacing the first sentence in its entirety with the following:

“Notwithstanding Section 3(h)(i), BIF, or its successor, will pay Dave an amount equal to the greater of $350,000 or two (2) times the Severance Payment if this Agreement is terminated: (A) by BIF, or its successor, pursuant to Section 3(b) during (i) the twelve (12) month period following a Change of Control or (ii) the thirty-six (36) month period following the Merger, (B) by Dave pursuant to Section 3(d) during (i), the twelve (12) month period following a Change of Control or (ii) the thirty-six (36) month period following the Merger, (C) by Dave for any reason at any time during the period commencing on the eighteen (18) month anniversary of the date of the Merger, and ending on the thirty-six (36) month anniversary of such Merger, (D) due to Dave’s disability or death, pursuant to Sections 3(f) and 3(g) respectively, at any time during the period commencing on the date of the Merger, and ending on the eighteen (18) month anniversary of the date of such Merger, or (E) by Dave pursuant to Section 3(e) during the twelve (12) month period following a Change of Control (excluding the Merger).”

(7)           A new Section 3(i) shall be added to the Agreement to read as follows:

“3(i)        Effect of Merger.  Solely with respect to the determination of benefits under Section 3(h)(ii), as amended, subsection 3(h)(ii)(E) shall not apply with respect to the Merger.  For purposes of clarity, and not be way of limitation, it is the intention of the parties that the foregoing provisions of this subsection 3(i) are intended to prevent Dave from exercising his right to voluntarily resign without requiring a Constructive Discharge (other than as provided in Section 3(h)(ii)(C)), where such limitation shall only apply following, and with respect to, the Merger, but not with respect to any subsequent transactions that would otherwise constitute a Change of Control hereunder.”

(8)           It is hereby understood and agreed that the determination of whether the elements of Constructive Discharge pursuant to Section 3(d) of the Employment Agreement exist after the Effective Time shall be determined based upon your roles and responsibilities in effect immediately following the Effective Time, it being understood that as a consequence of the Merger, your roles and responsibilities will have changed from those in effect immediately preceding the Effective Time and that you will have agreed to such initial changes.

(9)           Except for those changes noted herein, all other terms of the Employment Agreement shall remain in full force and effect.

Please acknowledge your acceptance of this letter and its terms, and your agreement to execute and deliver such agreements consistent with the terms hereof as may be requested (including the possibility of a new employment agreement) and to take such actions as described above by signing both copies of this letter and returning one copy to Main Street.

Very truly yours,

MAIN STREET TRUST, INC.

/s/ Van A. Dukeman

Van A. Dukeman

President and Chief Executive Officer

Acknowledged and agreed to

this 20th day of September, 2006.

/s/ David B. White

David B. White